                                                                   EXHIBIT 99.03


                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
           (a wholly owned subsidiary of Ambac Financial Group, Inc.)

                   Consolidated Unaudited Financial Statements

                    As of June 30, 2000 and December 31, 1999
                and for the Periods Ended June 30, 2000 and 1999

Ambac Assurance Corporation and Subsidiaries
Notes to Consolidated Unaudited Financial Statements
(Dollars in Thousands)


     (1)  Basis of Presentation


     Ambac Assurance Corporation ("Ambac Assurance") is a leading guarantor of municipal and structured finance obligations. Ambac Assurance has earned triple-A ratings, the highest ratings available from Moody's Investors Service, Inc., Standard & Poor's Rating Group, Fitch, and Rating and Investment Information, Inc. Financial guarantees underwritten by Ambac Assurance guarantee payment when due of the principal of and interest on the obligation guaranteed. In the case of a monetary default on the guaranteed bond, payments may not be accelerated by the policyholder without Ambac Assurance's consent. As of June 30, 2000, Ambac Assurance's net guarantees in force (principal and interest) were $390,987,000. Ambac Assurance is a wholly owned subsidiary of Ambac Financial Group, Inc. ("AFGI"), a holding company whose subsidiaries provide financial guarantees and financial services to clients in both the public and private sectors around the world.

     In December 1997, Ambac Assurance acquired Construction Loan Insurance Corporation ("CLIC"). CLIC's wholly owned subsidiary, Connie Lee Insurance Company ("Connie Lee"), a triple-A rated financial guarantee insurance company, guaranteed bonds primarily for college and hospital infrastructure projects. Ambac Assurance and Connie Lee have arrangements in place to ensure that Connie Lee maintains a level of capital sufficient to support Connie Lee's outstanding obligations and for Connie Lee insured bonds to retain their triple-A rating.

     Ambac Assurance serves clients in international markets through its wholly-owned subsidiary Ambac Assurance UK Limited. Additionally, Ambac Assurance had served clients in international markets through its participation in MBIA. AMBAC International, an unincorporated joint venture with MBIA Insurance Corporation ("MBIA"). On March 21, 2000, Ambac Assurance and MBIA announced the restructuring of that arrangement. Ambac Assurance and MBIA will continue having reciprocal reinsurance arrangements for international business until at least the end of 2000, however, the companies will market and originate financial guarantees independently. The restructuring did not affect business conducted in Japan where the companies will continue to market and originate transactions jointly under the original arrangement.

     Ambac Credit Products L.L.C. ("ACP"), a wholly owned subsidiary of Ambac Assurance, also provides credit protection in the form of structured credit derivatives. These structured credit derivatives require that ACP make a payment upon the occurrence of certain defined credit events relating to an underlying obligation. Should a credit event occur, ACP would generally pay an amount equivalent to the difference between the par value and market value of the underlying obligation. The majority of ACP's structured credit derivatives have been structured with certain first loss protection.

Ambac Assurance Corporation and Subsidiaries
Notes to Consolidated Unaudited Financial Statements, (Continued)
(Dollars in Thousands)


     Ambac Assurance, as the sole limited partner, owns a limited partnership interest representing 90% of the total partnership interests of Ambac Financial Services, L..P. ("AFSLP"), a limited partnership which provides interest rate swaps primarily to states, municipalities and their authorities. The sole general partner of AFSLP, Ambac Financial Services Holdings, Inc., a wholly owned subsidiary of AFGI, owns a general partnership interest representing 10% of the total partnership interest in AFSLP.

          The accompanying consolidated unaudited interim financial statements have been prepared on the basis of U.S. Generally Accepted Accounting Principles ("GAAP") and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the six months ended June 30, 2000 may not be indicative of the results that may be expected for the full year ending December 31, 2000. These financial statements and notes should be read in conjunction with the financial statements and notes included in the audited consolidated financial statements of Ambac Assurance Corporation and its subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999.

                  Ambac Assurance Corporation and Subsidiaries
                           Consolidated Balance Sheets
                       June 30, 2000 and December 31, 1999
                    (Dollars in Thousands Except Share Data)



                                                                                            June 30, 2000        December 31, 1999
                                                                                         --------------------   -------------------


                         ASSETS
                         ------
Investments:
        Fixed income securities, at fair value
           (amortized cost of $3,846,020 in 2000 and $3,657,146 in 1999)                           $3,777,423            $3,515,969
        Short-term investments, at cost (approximates fair value)                                     118,599               207,121
        Other                                                                                             767                    --
                                                                                         --------------------   -------------------
            Total investments                                                                       3,896,789             3,723,090

Cash                                                                                                    9,328                 6,531
Securities purchased under agreements to resell                                                         6,003                    --
Receivable for securities sold                                                                          5,570                18,011
Investment income due and accrued                                                                      64,210                61,147
Deferred acquisition costs                                                                            142,080               135,324
Reinsurance recoverable                                                                                   668                   500
Prepaid reinsurance                                                                                   232,723               217,977
Other assets                                                                                          222,277               219,231
                                                                                         --------------------   -------------------
            Total assets                                                                           $4,579,648            $4,381,811
                                                                                         ====================   ===================

     LIABILITIES AND STOCKHOLDER'S EQUITY
     ------------------------------------

Liabilities:
        Unearned premiums                                                                          $1,452,278            $1,441,679
        Losses and loss adjustment expenses                                                           127,300               121,475
        Ceded reinsurance balances payable                                                              8,160                15,028
        Deferred income taxes                                                                          61,646                27,860
        Current income taxes                                                                           38,339                33,782
        Other liabilities                                                                             234,510               233,127
        Payable for securities purchased                                                               34,072                93,149
                                                                                         --------------------   -------------------
            Total liabilities                                                                       1,956,305             1,966,100
                                                                                         --------------------   -------------------

Stockholder's equity:
        Preferred stock, par value $1,000 per share; authorized
            shares - 285,000; issued and outstanding shares - none                                         --                    --
        Common stock, par value $2.50 per share; authorized shares
            - 40,000,000; issued and outstanding shares - 32,800,000
            at June 30, 2000 and December 31, 1999                                                     82,000                82,000
        Additional paid-in capital                                                                    753,256               751,522
        Accumulated other comprehensive loss                                                          (46,321)              (92,049)
        Retained earnings                                                                           1,834,408             1,674,238
                                                                                         --------------------   -------------------
            Total stockholder's equity                                                              2,623,343             2,415,711
                                                                                         --------------------   -------------------
            Total liabilities and stockholder's equity                                             $4,579,648            $4,381,811
                                                                                         ====================   ===================


See accompanying Notes to Consolidated Unaudited Financial Statements.

                  Ambac Assurance Corporation and Subsidiaries
                      Consolidated Statements of Operations
                                   (Unaudited)
                  For The Periods Ended June 30, 2000 and 1999
                             (Dollars in Thousands)


                                                                    Three Months Ended                      Six Months Ended
                                                                         June 30,                                June 30,
                                                              -----------------------------           -----------------------------
                                                                 2000               1999                2000                 1999
                                                              =========           =========           =========           =========
Revenues:
    Gross premiums written                                     $122,109            $100,009            $192,370            $191,050
    Ceded premiums written                                      (26,247)            (16,458)            (42,374)            (21,544)
                                                              ---------           ---------           ---------           ---------
          Net premiums written                                  $95,862             $83,551            $149,996            $169,506
                                                              =========           =========           =========           =========

    Net premiums earned                                         $81,716             $64,678            $153,698            $125,707
    Net fees earned and other income                             13,899               5,198              21,391              10,946
    Net investment income                                        59,087              51,371             116,870             100,958
    Net realized gains (losses)                                   2,017              (5,569)              2,479              (5,480)
                                                              ---------           ---------           ---------           ---------
         Total revenues                                         156,719             115,678             294,438             232,131
                                                              ---------           ---------           ---------           ---------

Expenses:

    Losses and loss adjustment expenses                           3,600               2,500               6,849               5,000
    Underwriting and operating expenses                          16,784              13,606              32,110              27,234
    Interest expense                                              1,020                 733               2,039               1,457
                                                              ---------           ---------           ---------           ---------
         Total expenses                                          21,404              16,839              40,998              33,691
                                                              ---------           ---------           ---------           ---------

    Income before income taxes                                  135,315              98,839             253,440             198,440

    Provision for income taxes                                   35,093              23,101              63,370              47,135
                                                              ---------           ---------           ---------           ---------

    Net income                                                 $100,222             $75,738            $190,070            $151,305
                                                              =========           =========           =========           =========


See accompanying Notes to Consolidated Unaudited Financial Statements

                  Ambac Assurance Corporation and Subsidiaries
                 Consolidated Statements of Stockholder's Equity
                  For The Periods Ended June 30, 2000 and 1999
                             (Dollars in Thousands)


                                                                                2000                         1999
                                                                        ----------------------      ------------------------

Retained Earnings:
       Balance at January 1                                             $1,674,238                  $1,404,673
       Net income                                                          190,070   $190,070          151,305     $151,305
                                                                                   -----------                 -------------
       Dividends declared - common stock                                   (29,900)                    (26,000)
                                                                        -----------                 -----------
       Balance at June 30                                               $1,834,408                  $1,529,978
                                                                        -----------                 -----------

Accumulated Other Comprehensive (Loss) Income:
       Balance at January 1                                               ($92,049)                   $138,651
       Unrealized gains (losses) on securities, $72,580
         and ($151,059), pre-tax, in 2000 and 1999, respectively (1)                   47,177                       (98,188)
       Foreign currency loss                                                           (1,449)                       (1,057)
                                                                                   -----------                 -------------
       Other comprehensive income (loss)                                    45,728     45,728          (99,245)     (99,245)
                                                                        ----------------------      ------------------------
       Comprehensive income                                                          $235,798                       $52,060
                                                                                   ===========                 =============
       Balance at June 30                                                 ($46,321)                    $39,406
                                                                        -----------                 -----------

Preferred Stock:
       Balance at January 1 and June 30                                         $-                          $-
                                                                        -----------                 -----------

Common Stock:
       Balance at January 1 and June 30                                    $82,000                     $82,000
                                                                        -----------                 -----------

Additional Paid-in Capital:
       Balance at January 1                                               $751,522                    $541,021
       Capital contribution                                                      -                     101,479
       Exercise of stock options                                             1,734                       1,065
                                                                        -----------                 -----------
       Balance at June 30                                                 $753,256                    $643,565
                                                                        -----------                 -----------

Total Stockholder's Equity at June 30                                   $2,623,343                  $2,294,949
                                                                        ===========                 ===========

(1) Disclosure of reclassification amount:
Unrealized holding gains (losses) arising during period                    $48,788                   ($101,750)
Less: reclassification adjustment for net gains
    included in net income                                                   1,611                      (3,562)
                                                                        -----------                 -----------
Net unrealized gains (losses) on securities                                $47,177                    ($98,188)
                                                                        ===========                 ===========

See accompanying Notes to Consolidated Unaudited Financial Statements.

                  Ambac Assurance Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows
                  For The Periods Ended June 30, 2000 and 1999
                             (Dollars in Thousands)


                                                                                Six Months Ended
                                                                                    June 30,
                                                                        ---------------------------------
                                                                          2000                    1999
                                                                        ---------               ---------


Cash flows from operating activities:
     Net income                                                          $190,070                $151,305
     Adjustments to reconcile net income to net cash
            provided by operating activities:
     Depreciation and amortization                                          1,429                   1,100
     Amortization of bond premium and discount                             (2,467)                 (2,479)
     Current income taxes                                                   4,557                    (309)
     Deferred income taxes                                                  8,383                   6,551
     Deferred acquisition costs                                            (6,756)                 (9,619)
     Unearned premiums, net                                                (4,147)                 43,556
     Losses and loss adjustment expenses                                    5,657                   4,659
     Ceded reinsurance balances payable                                    (6,868)                   (697)
     (Gains) losses on sales of investments                                (2,479)                  5,480
     Premiums receivable                                                    3,443                   1,609
     Other, net                                                               170                  (1,699)
                                                                        ---------               ---------
            Net cash provided by operating activities                     190,992                 199,457
                                                                        ---------               ---------

Cash flows from investing activities:
     Proceeds from sales of bonds                                         325,992                 742,060
     Proceeds from maturities of bonds                                     76,610                  79,961
     Purchases of bonds                                                  (634,512)               (995,702)
     Change in short-term investments                                      88,522                   7,033
     Securities purchased under agreements to resell                       (6,003)                  1,844
     Other, net                                                              (974)                   (864)
                                                                        ---------               ---------
            Net cash used in investing activities                        (150,365)               (165,668)
                                                                        ---------               ---------

Cash flows from financing activities:
     Dividends paid                                                       (29,900)                (26,000)
     Short-term financing                                                  (7,930)                 (6,000)
                                                                        ---------               ---------
            Net cash used in financing activities                         (37,830)                (32,000)
                                                                        ---------               ---------

            Net cash flow                                                   2,797                   1,789
Cash at January 1                                                           6,531                   4,895
                                                                        ---------               ---------
Cash at June 30                                                            $9,328                  $6,684
                                                                        =========               =========

Supplemental disclosure of cash flow information:
     Cash paid during the period for:
            Income taxes                                                  $48,700                 $37,000
                                                                        =========               =========
            Interest expense on intercompany line of credit                   $15                    $335
                                                                        =========               =========




See accompanying Notes to Consolidated Unaudited Financial Statements.